Exhibit 99.1

Red Metal Resources Announces Option of Perth Property for USD$1 Million

THUNDER BAY, ON and VALLENAR, CHILE, May 6th, 2013 – Red Metal Resources Ltd. (OTCQB:RMES), a mineral exploration company with copper-gold assets in Chile, is pleased to announce that its Chilean subsidiary, Minera Polymet Limitada, (“Polymet”) has signed a memorandum of understanding with Chilean based Geoactiva SPA (Geoactiva) whereby Geoactiva intends to acquire the option to earn 100% interest in the Perth property. To earn 100%, Geoactiva will be required to make payments totaling US$1,000,000, of which $37,500 was paid on signing, and incur a total of US$3,500,000 in exploration expenditures over a period of four years.

Polymet will retain a 1.5% net smelter royalty for all copper, gold and cobalt exploited on the property derived from the minerals extracted as a result of the exploitation of the property. Geoactiva may acquire 100% of the NSR once the option agreement is completed by paying in one installment US$5.00 per inferred ounce of gold and US$0.005 per inferred pound of copper in a resource estimate compliant with CIM standards on Mineral Resources and Mineral Reserves and completed by an independent third party agreed upon by Polymet and Geoactiva.

Geoactiva is a part of Mineria Activa, a private equity group focused on mining in Chile. The Mineria Activa group manages projects from exploration to production stage using their in-house team of geologists and mining engineers.

Caitlin Jeffs, P.Geo., President & CEO of Red Metal stated, “This timely agreement with Geoactiva meets our objectives of bringing the company cash flow - The fact that Perth will be acquired by a mining group affirms our belief in the value and production potential of other projects that we have assembled in Chile.”

Caitlin Jeffs, P. Geo., President & CEO of Red Metal, the project’s Qualified Person as defined in NI 43-101, has reviewed and approved the contents of this news release.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCQB under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

Red Metal Resources Ltd.
Caitlin Jeffs, P.Geo, CEO

807.345.7384

caitlin.jeffs@redmetalresources.com

www.redmetalresources.com